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                                   Exhibit 2.1

                                MERGER AGREEMENT


     THIS AGREEMENT, dated June 4, 1997, is made by and between

                 1)       Modu-Line Windows, Inc.,
                          a Wisconsin corporation (hereafter
                          sometimes called "Modu-Line" and sometimes
                          "Surviving Corporation"),

                          and

                          its Shareholders
                                  Donald P. Carter Trust
                                  C. Craig Caudill
                                  Robert McFarland
                                  Frank A. Rossi
                                  William D. Andrews
                                  Michael J. Lane Trust
                                  Ted E. Gaty, III
                                  Annabelle T. Gaty
                             and
                     Donald P. Carter ("Trust Beneficiary")
                      Michael J. Lane ("Trust Beneficiary")
               (hereinafter called collectively "Shareholders" and
                          individually, "Shareholder")

                          and

                 2) Vistawall Windows, Inc., a Wisconsin corporation (hereinafter sometimes called "Vistawall")

                          and

                          Butler Manufacturing Company, a Delaware corporation (hereinafter sometimes called "Butler").

              Modu-Line and Vistawall are hereinafter sometimes collectively called the "Constituent Corporations".






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                                    PREAMBLE

         WHEREAS, Butler and Shareholders wish to effect a triangular merger of Vistawall and Modu-Line with Butler becoming the sole shareholder of the Surviving Corporation; and

         WHEREAS, Vistawall is a corporation organized and existing under the laws of the State of Wisconsin, having been incorporated on March 25, 1997, and has authorized capital stock consisting of 900 shares of which 100 shares designated as Common Stock of no par value are issued and outstanding; and

         WHEREAS, Vistawall is a wholly owned subsidiary of Butler Manufacturing Company, a Delaware corporation, with principal offices in Kansas City, Missouri (hereinafter called "Butler"); and

         WHEREAS, Butler has authorized capital stock consisting of 20,000,000 shares of Common Stock of which 9,088,200 shares designated as Common Stock of no par value are issued; and

         WHEREAS, Modu-Line is a corporation organized and existing under the laws of the State of Wisconsin, having been incorporated on December 29, 1971 and has authorized capital stock consisting of 80,000 shares of which 66,187.5 shares designated as Common Stock of no par value each are issued and outstanding; and

         WHEREAS, Shareholders (except the Trust Beneficiaries) together own all of the issued and outstanding stock of Modu-Line; and

         WHEREAS, the Trust Beneficiaries own the beneficial interest of the Modu-Line stock registered in the name of the Donald P. Carter Trust and Michael
J. Lane Trust; and

         WHEREAS,   Butler  and  the  Shareholders   shall  cause  each  of  the
Constituent Corporations to adopt this Agreement and the Plan of Merger attached hereto as Exhibit A; and

         WHEREAS, it is the intention of the parties that the issuance of Butler common stock in connection with merger shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of the states or jurisdictions where the Shareholders reside.

         NOW THEREFORE, the Constituent Corporations, the Shareholders and Butler hereby agree that Vistawall shall be merged into Modu-Line which shall continue under the laws of Wisconsin as the Surviving Corporation, that Modu-Line shares shall be converted into Butler common stock and cash, and that the terms and conditions of the merger and the mode of carrying the same into effect and the manner and basis of converting shares shall be as set out herein and in the Plan of Merger (hereinafter sometimes called the "Plan") at Exhibit
A. If there is any conflict between this Agreement and the Plan of Merger, this Agreement shall govern.

                                        2



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                                    ARTICLE I
                    SURVIVOR, ARTICLES OF INCORPORATION, ETC.

     1.1      Governing Law

              Vistawall shall be merged into Modu-Line in accordance with the applicable laws of the State of Wisconsin. Modu-Line shall be the Surviving Corporation and shall be governed by the laws of the State of Wisconsin.

     1.2      Name of Surviving Corporation

              The name of the Surviving Corporation shall be Modu-Line Windows, Inc.

     1.3      Articles of Incorporation

              No changes in the Articles of Incorporation of the Surviving Corporation shall be effected by the merger.

                                   ARTICLE II
                              CONVERSION OF SHARES

     2.1      Manner and Basis

              The manner and basis of converting the shares of Modu-Line into shares of Butler and into cash shall be as set forth in this
              Article II.

     2.2      Shares of Surviving Corporation

              On the Effective Date of the merger each share of common stock of Modu-Line then issued and outstanding shall be automatically converted into the number of shares of Butler common stock and the right to receive the amount of cash as determined under Paragraph
              2.3 hereof and as further provided in Section 2.4. On the Effective Date of the Merger each of the issued and outstanding shares of Vistawall common stock held by Butler shall be automatically converted into 661.875 shares of common stock of Modu-Line.

     2.3      Basis for Conversion

              The basis for converting Modu-Line common stock into Butler Common Stock or cash shall be as follows:

              (a)     Butler Common Stock Available for Conversion

                      The total number (rounded to the nearest whole share) of Butler common stock




                                        3

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                      will be  determined  by  dividing  Seven  Million  Dollars
                      ($7,000,000), by the last sale price of Butler common stock on the last business day prior to the Closing Date as reported by the New York Stock Exchange, provided that in no event shall the total number of Butler shares to be exchanged for Modu-Line common stock be greater than 225,000 shares or less than 175,000 shares.

              (b)     Basis of Converting Modu-Line Stock into Butler Common
                      Stock

                      The number of shares of Butler common stock to be exchanged for each share of Modu-Line common stock shall be determined by dividing the total number of shares of Butler Common Stock to be exchanged for shares of
                      Modu-Line common stock as determined according to paragraph 2.3 (a), by the number of Modu-Line shares which are outstanding on the Closing Date the quotient resulting therefrom to be rounded to the nearest one thousandth.

              (c)     Basis of Converting Modu-Line Stock Into Cash

                      The amount of cash to be exchanged for each share of Modu-Line common stock shall be determined by dividing $350,000 by the number of Modu-Line shares which are outstanding on the Closing Date, the quotient resulting therefrom to be rounded to the nearest one thousandth.

     2.4      Manner of Converting Modu-Line Common Stock


              On the Effective Date, each outstanding share of Modu-Line common stock will be automatically converted into the number of shares of Butler common stock and the right to receive the amount of cash as determined under Paragraph 2.3 hereof. Such cash amount ("Cash Consideration"), less any amounts due Vistawall or Butler under this Agreement plus interest on such balance from the Closing Date to the date of payment shall be paid not later than February 28, 2000. The interest rate shall be the two-year CD rate as published by Nations Bank on the last business day prior to the Closing Date.


              (a)     No Fractional Shares

                      No fractional shares of Butler common stock and no scrip certificates therefor will be issued to former holders of Modu-Line common stock in connection with the merger. At the Closing (as defined in Paragraph 3.1 herein), Modu-Line shareholders receiving fractional interests shall receive cash for such fractional interest based on the price of Butler common stock used in the calculation at Paragraph 2.3 (a).

               (b) Modu-Line Shares to be treated as Butler shares until surrendered

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                      Until certificates  evidencing Modu-Line shares which have been converted into Butler common stock are surrendered, they shall be deemed for all corporate purposes, except the payment of  dividends,  to evidence  ownership  of the
                      number  of  whole   shares  of  Common   Stock  of  Butler
                      Manufacturing Company into which such Modu-Line shares have been converted. Unless and until such outstanding
                      certificates   formerly   representing   Common  Stock  of
                      Modu-Line are so surrendered, no dividend payable to holders of record of Common Stock of Butler as of any date subsequent to the Effective Date of the Merger shall be paid to the holders of such outstanding certificates in respect thereof.

              Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificates of Common Stock of Butler issued in exchange therefor the amount of dividends which theretofore became payable with respect to such full shares of Common Stock of Butler. No interest shall be payable with respect to the payment of such dividends on surrender of outstanding certificates. The holder of a fractional share interest shall not be entitled to any dividends or to any distribution in the event of a liquidation or to any voting or other privileges of a shareholder of Butler in respect to such fractional share interest.

     2.5      Shares to be Delivered

              On the Closing Date, Butler shall issue to each Shareholder the number of shares of Butler common stock due each Shareholder for his/her/its Modu-Line common stock, plus any cash representing fractional shares as provided in Paragraph 2.4(a). Simultaneous therewith each Shareholder shall deliver to Butler the number of shares of Modu-Line common stock owned by him/her/it as set out on Exhibit E hereto.

     2.6      Cash to be Paid

              The Cash Consideration (less any amounts due Butler as provided in this Agreement) due each Shareholder shall be paid by Butler by check on February 28, 2000.

     2.7      Closing of Merged Corporation's Stock Transfer Books

              On the last business day before the Closing Date the stock transfer books of Modu-Line shall be closed and no transfer of shares of Modu-Line shall thereafter be made or recognized.

                                   ARTICLE III
                         CLOSING DATE AND EFFECTIVE DATE

     3.1      Closing

                                        5



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              The closing of the  transactions  contemplated  by this  Agreement
              (the "Closing") shall take place on June 10, 1997 (the "Closing Date") at 9:00 a.m., local time, at the corporate offices of Butler at the BMA Tower, Kansas City, Missouri.

     3.2      Transfers to Surviving Corporation

              On the Effective Date of the merger, the separate existence of Vistawall Windows, Inc. shall cease, except to the extent, if any, continued by statute. All the property, real, personal, and mixed, and franchises of each of the Constituent Corporations and all amounts receivable on whatever account by either of them, including causes of action, and every other asset belonging to either of them, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The Surviving Corporation shall be responsible for all the liabilities and obligations of the Constituent Corporations.

     3.3      Further Action

              Prior to the Closing Date, Butler and the Shareholders shall cause the Constituent Corporations to take all such action as shall be necessary or appropriate to effect the merger. If, at any time after the Closing Date of the Merger, the Surviving Corporation shall determine that any further conveyance, assignment, or other documents or any further action is necessary or desirable to vest in or confirm to the Surviving Corporation full title to all the properties, assets, rights, privileges, and franchises of the Constituent Corporations, the officers and directors of the Constituent Corporations, at the expense of the Surviving Corporation, shall execute and deliver all such instruments and take all such action as the Surviving Corporation may determine to be necessary or desirable in order to vest in and confirm to the Surviving Corporation title to and possession of all such properties, assets, rights, privileges, and franchises, and otherwise to carry out the purposes of this Plan.

     3.4      Definition of Effective Date

              At least five (5) business days prior to the Closing, Articles of Merger as prescribed by Wisconsin statutes shall be signed and, on the Closing Date, shall be delivered to the Department of Financial Institutions. The "Effective Date" of the merger shall be, and such term as used herein shall mean, the Closing Date.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     4.0      Knowledge

                                        6

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              As used  herein,  a party shall be deemed to have  knowledge  of a particular fact or matter if:

              (a) such individual is actually aware of such fact or other matter; or

              (b) a prudent individual in similar circumstances could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

              If the party is an entity, then "individual" shall mean an executive officer or director of the entity.


     4.1      Modu-Line and Shareholders' Representations and Warranties

              Modu-Line  and  each   Shareholder,   jointly  and   individually,
              represents and warrants as follows:

              (a)     Organization and Good Standing

                      Modu-Line is duly organized, validly existing and in good standing under the laws of Wisconsin. The copies of Modu-Line's Articles of Incorporation, and all amendments thereto certified by the Department of Financial Institutions of Wisconsin and Modu-Line's Bylaws, as amended to date, certified by Modu-Line's secretary, which have been delivered to Vistawall, are complete and correct as of the date hereof. Modu-Line is not licensed or qualified as a foreign corporation in any State. The Shareholders are, and will be on the Closing Date, the sole owners, of record and beneficially, of all of the issued and outstanding shares of Modu-Line's capital stock. Each Shareholder individually represents and warrants that the Modu-Line shares owned by him/her/it are free and clear of all liens and encumbrances. Modu-Line has no subsidiaries and no investments in other firms, corporations or partnerships.

              (b)     No Outstanding Options

                      Modu-Line has no outstanding options or rights to subscribe to, or contracts or commitments to issue and sell (upon conversion or otherwise) any shares of its Common Stock.


              (c)     Financial Statements

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                      Modu-Line  has  delivered  to  Vistawall   copies  of  the
                      following financial statements, including, in each case, the notes thereto and financial information, all of which
                      fairly  state  in  accordance   with  generally   accepted
                      accounting principles consistently applied the financial condition and results of operations of Modu-Line (the "Financials"):

                      (1) The balance sheet, related statement of earnings and shareholders' equity of Modu-Line as of the fiscal years ended 1996, 1995, 1994, 1993, and
                               1992 certified by Gassner & Associates, Wausau, Wisconsin, Certified Public Accountants.

                      (2) The unaudited balance sheet, related statement of earnings and shareholders' equity of Modu-Line as of April 30, 1997.

                      (3)      The  balance  sheet  of  the  Modu-Line   defined
                               contribution money purchase profit sharing plan as of April 30, 1997.

              (d)     Financial Condition and Net Worth

                      (1) The Financials fairly present the financial condition and the results of operation of Modu-Line in accordance with generally accepted accounting principles applied on a basis consistent with prior year-ends as of the respective dates and periods; represent actual, bona fide transactions; and reflect all claims and debts and liabilities of Modu-Line whether accrued, fixed, contingent or otherwise, subject, in the case of interim financial statements, to normal recurring year end adjustments. Subject to the foregoing proviso, Modu-Line and each Shareholder have no knowledge of any material liabilities, whether accrued, absolute, contingent or otherwise of Modu-Line, other than those reflected on Modu-Line's balance sheet as of April 30, 1997, including the notes thereto, if any.

                      (2) Modu-Line's Net Worth as of May 31, 1997 shall be at least $2,100,000. If it is not, then the Cash Consideration shall be reduced dollar for dollar by the amount by which the Net Worth is less than $2,100,000. Net Worth shall be determined by Gassner & Co., CPAs, Wausau, Wisconsin, Modu-Line's auditors within sixty (60) days after the Closing Date in accordance with generally accepted accounting principles consistently applied to Modu-Line's year-end Closings with respect to Modu-Line's operations. If Modu-Line's Net Worth as of May 31, 1997 is at least $2,100,000, Gassner & Co.'s fees shall be borne by Butler; if not, they shall be borne by the Shareholders and deducted from the Cash Consideration.

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              (e)     Taxes and Tax Returns

                      Except as disclosed to Butler in writing by Shareholders, Modu-Line has timely filed all income, payroll, sales and use, tax and other tax returns required to be filed. Such returns are true and complete and all taxes shown thereon have been paid or Modu-Line has set up an adequate reserve for the payment of, all income taxes and other taxes required to be paid by it with respect to the periods covered by such returns and has set up an adequate reserve for the payment of all income taxes or other taxes anticipated to be payable in respect of the periods subsequent to the last of such periods prior to the Closing Date of the merger. Modu-Line is not delinquent in the payment of any tax, assessment or material governmental charge. The federal income tax returns of Modu-Line have never been audited by the Internal Revenue Service and no deficiencies for federal income tax have been assessed or asserted which have not been paid or settled.

              (f)     No Material Changes

                      Since  December 31, 1996,  except as described on Schedule
                      4.1 (q) of Exhibit D there has not been (1) any material change in Modu-Line's financial condition, assets, liabilities (contingent or otherwise), or business, other than changes in the ordinary course of business, none of which has been materially adverse, or (2) any material increase in the compensation payable or to become payable by Modu-Line to its directors, officers or key employees, or any material increase in any bonus, insurance, pension, or other employee benefit plan, payment, or arrangement made to, or with any such officers or key employees or (3) any material change in its labor relations or (4) any dividends declared or paid on shares of its outstanding common stock or any other distribution of assets to the holders thereof as such except director's fees paid in the ordinary course consistent with Modu-Line's past practices or (5) any commitments involving capital expenditures, loans, or advances for more than $5,000 except with regard to office refurbishing and extrusion dies (neither of which exceed $25,000) or a crimping machine for $17,000.


              (g)     Title to Property; Encumbrances; Condition of Assets

                      Schedules 4 and 12 contain complete and accurate lists of all real property, leaseholds or other interests therein owned by Modu-Line. Modu-Line has delivered or made available to Butler copies of the deeds and other instruments (as recorded) by which Modu-Line acquired such real property and interests and copies of all title insurance policies,  opinions,  abstracts,  and surveys in the
                                        9

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                      possession  of Modu-Line  and relating to such property or interests. Modu-Line owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) including all of the properties and assets reflected in the Financials (except for assets held under capitalized leases). Except for rights of the Bank of America, all properties and assets reflected in the Financials are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature except, with respect to all such properties and assets,
                      (a)   mortgages  or  security   interests   shown  on  the
                      Financials   as   securing   specified    liabilities   or
                      obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) liens for current taxes not yet due, and (c) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Modu-Line, and (ii) zoning laws and other land use restrictions that do not impair the
                      present  or  anticipated  use  of  the  property   subject
                      thereto.

                      To the best of their knowledge, the buildings, plants, structures and equipment of Modu-Line are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment are sufficient for the continued conduct of Modu-Line's business after the Closing in substantially the same manner as conducted prior to the Closing.


              (h)     Disclosures

                      Attached hereto as Exhibit D is a Disclosure Letter which contains, inter alia, complete and correct Schedules of:

                      (1)      Orders and Contracts with Customers

                               Schedule 1 is a list of all contracts with customers and all purchase orders which Modu-Line has received and accepted which by their terms extend beyond the Closing Date.

                      (2)      Proposals

                               Schedule 2 is a list of all proposals made by Modu-Line offering to sell

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                               and/or install goods or provide  services,  which
                               proposals by their terms are open for acceptance up to and after the Closing Date;


                      (3)      Purchase Orders Issued by Modu-Line

                               Schedule 3 is a list of all purchase orders over Five Thousand Dollars ($5,000) issued by Modu-Line and contracts with suppliers which by their terms extend beyond the Closing Date;


                      (4)      Leases

                               Schedule 4 is a list of all leases of both real estate and personal property, to which Modu-Line is a party and a summary statement of the terms thereof;

                      (5)      Other Contracts

                               Schedule 5 is a list of all other contracts and agreements not disclosed on Schedules 1, 2, 3, or 4, including but not limited to employment contracts, severance agreements, union contracts, health and welfare plans, pension or retirement agreements and trusts, promissory notes, mortgages and other loan agreements, guarantees (other than product guarantees and warranties), dealer agreements, manufacturer representative agreements, manufacturing agreements, supply agreements, consulting agreements and commitments to which Modu-Line is a party, or has an obligation;

                      (6)      Patents, Trademarks, and Intellectual Property

                               Schedule 6 is a list of all patents, patent applications; trademarks; service marks; trade names; copyrights; trademark, service mark, patent and copyright licenses and registrations presently owned or held by Modu-Line, all of which are valid, current and in good standing, and except as described in Schedule 5 of Exhibit D, or subject to a Bank of America mortgage lien encumbrance, are free and clear of all liens, claims, mortgages, charges and encumbrances of whatsoever kind and nature;

                      (7)      Insurance

                               Schedule 7 is a list of all fire and other casualty and liability insurance policies of Modu-Line as of the date hereof, along with a summary of

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                               such  policies in force and of all claims,  where
                               the individual amount claimed is in excess of $5,000, made by Modu-Line on such policies since 1992;


                      (8)      Compensation

                               Schedule 8 is a list of the names, positions, and annual compensation, including bonuses of all directors, officers and key employees of Modu-Line for the years 1992 through 1996;

                      (9)      Banking

                               Schedule 9 lists the name of each bank in which Modu-Line has an account or safe deposit box, the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, holding powers of attorney for Modu-Line;

                      (10)     Benefit Plans

                               Schedule 10 lists all Modu-Line pension and welfare benefit plans (as defined in Section 3
                               (1) and (2) of the Employee Retirement income Security Act of 1974 (ERISA)).

                      (11)     Officers and Directors

                               Schedule 11 is a list of all officers and their office and a list of all directors of Modu-Line and of each of its subsidiaries.

                      (12)     Real Estate

                               Schedule 12 reflects the complete legal description of all real estate owned by Modu-Line, as well as the identity, nature and full amount of all corresponding liens, mortgages and encumbrances thereon.

                      (13)     Machinery and Equipment

                               Schedule 13 reflects a complete list of all vehicles, machinery, equipment and other personal property owned by Modu-Line, as well as the identity, nature and full amount of all corresponding liens, mortgages and encumbrances thereon.

                      (14)     Claims and Suits

                               Schedule 14 lists all actions, claims, and suits pending against and in favor of Modu-Line involving matters where the amount claimed is or was in excess of twenty-five thousand dollars ($25,000) and of all actions, claims and suits resolved since January 1, 1992 involving matters where the amount claimed is or was in excess of twenty-five thousand dollars ($25,000), and claims in Modu-Line's credit memo file since January 1, 1992 in excess of five thousand dollars ($5,000).

                      (15)     Tax Returns

                               Schedule 15 lists all Federal and Wisconsin Income and Wisconsin Franchise and Business and Occupation Tax Returns filed by Modu-Line with respect to the years ending 1992 through 1996. Except as disclosed on Schedule 15, no tax returns have been filed with any other states with respect to the years ending 1992 through 1996. All payroll tax documentation including 941's and W-2's for such years have been made available to Butler.

                      (16)     Standard Product Warranties

                               Schedule 16 sets out true copies of all standard product warranties and guarantees now in effect or outstanding with respect to products of Modu-Line.

                      (17)     Accounts Receivable

                               Schedule 17 contains an accurate list of all accounts receivable of Modu-Line as of April 30, 1997 which list sets forth the aging of such Accounts Receivable.

                      (18)     Environmental Matters

                               Schedule 18 sets forth a ten (10) year history of all environmental matters within the knowledge of Modu-Line or its Shareholders and all Hazardous Substances presently being used by Modu-Line.

              (i)     Claims, Suits and Legal Proceedings

                      There is no material claim, suit, or legal proceeding pending, or to the best of their knowledge threatened against or relating to Modu-Line, its properties or business, or any officer, director or shareholder, nor do Shareholders or Modu-Line know of any governmental investigation of any kind or nature relative to

                      Modu-Line, its properties, or business or any officer, director or shareholder except as listed and described in
                      Schedule 14 of Exhibit D.

              (j)     Compliance With Laws and Regulations

                      To the best of their knowledge, Modu-Line and its properties are in material compliance in all respects with all laws, regulations and orders applicable to it or its business or properties. With respect to Modu-Line's operations, Modu-Line has not received written notification of any asserted past or present failure to comply with the Federal Occupational Safety and Health Act except as described in Schedule 18 of Exhibit D.

               (k)    Shareholders and Shareholding

                      The list at Exhibit E contains the names and last known addresses of all the shareholders of the Common Stock of Modu-Line and the number of shares owned by each. The shares referred to in the Preamble constitute all of the issued and outstanding shares of common stock of Modu-Line, and have been validly issued, are fully paid and non-assessable.

              (l)     Books and Records

                      Modu-Line's Minute Books and Stock Ledger delivered to Butler are true and correct and reflect accurately the minutes and stock transactions of Modu-Line for the period of time indicated.

              (m)     Obligations to Officers and Employees

                      To the best of their knowledge, no current or former officer or employee of Modu-Line has any claim or claims against Modu-Line, and Modu-Line is not obligated or liable to any of such persons in any way or for any amounts, except current salaries or wages or employees and reimbursable business expenses incurred in the ordinary course of business.

              (n)     Inventory

                      Subject to normal and periodic scrapping procedures customarily practiced by Modu-Line in the ordinary course of its business, all inventory of Modu-Line, whether or not reflected in the Financials, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items of below standard quality, all of which have been written off or written down to net realizable value in the Financials or on the accounting records of Modu-Line as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market (1) on a last in, first out, basis in the case of purchased extrusions and (2) on a first in, first out basis with respect to all other items. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of Modu-Line and the quantities on hand at the Closing Date will be consistent with its past levels of
                     inventory  for  each  major   classification  of  inventory
                     (extrusion, hardware, work-in-process, glass, etc.).

              (o)     Accounts Receivable

                      All accounts receivable of Modu-Line reflected on the Financials or on its accounting records as of the Closing Date (collectively, the "Accounts

                      Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the April 30, 1997 Balance Sheet or on its accounting records as of the Closing Date which reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the April 30, 1997 Balance Sheet. The Accounts Receivable reflected in the Financials as of the Closing Date will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 150 days after the day on which it first becomes due and payable. Except as set out on Schedule 14 of Exhibit D, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The parties hereto acknowledge that some of Modu-Line's customers may also be customers of Butler's Vistawall Division. In the event any common customer of Vistawall and Modu-Line alleges to have a claim against Butler's Vistawall Division (hereinafter referred to as a "Vistawall Claim") and, based solely on the Vistawall Claim, such customer attempts, after the Closing Date, to set off any or all of such a Vistawall Claim against any Accounts Receivable such customer owes Modu-Line, such amount so set off shall not constitute a Loss, as hereinafter defined, and Butler will not have a right to reimbursement by set off against the Shareholders under the indemnification provisions of this Agreement with respect to the amount so set off on account of the Vistawall Claim. Provided, however, if such customer does not prevail in its assertion of its Vistawall Claim and its right to the set off of the amount of the Vistawall Claim, and provided Butler presents an actual notice to the Shareholders of such
                                       15
                    attempted set off based on the alleged existence of the Vistawall Claim on or prior to February 28, 2000, then any Loss, as hereinafter defined, suffered by Modu-Line as to which such customer is not entitled to a set off on account of the Vistawall Claim, shall fall within the indemnification provisions of this Agreement, subject to the limitations thereof. Similarly, in the event that any common customer of Vistawall and Modu-Line alleges to have a claim against Modu-Line (hereinafter referred to as a "Modu-Line Claim") and based solely on the Modu-Line Claim such customer attempts, after the Closing Date, to set off any or all of such a Modu-Line Claim against any Accounts Receivable it owes the Vistawall Division, such amount so set off shall constitute a Loss, as hereinafter defined, and Butler shall have the right to be reimbursed by set off against the Shareholders under the indemnification provisions of this Agreement with respect to the amount so set off on account of the Modu-Line Claim. Provided, however, if such common customer does not prevail in its assertion of said Modu-Line Claim, it shall not constitute a Loss, as hereinafter defined, and Butler will have no right to reimbursement by set off against the Shareholders under the indemnification provisions of this Agreement with respect thereto and Butler shall promptly pay to the Shareholders the amount set off in connection with such Modu-Line Claim against the Cash Consideration. The parties hereto acknowledge that disclosure of the existence of this provision could promote common customers of the Vistawall Division and Modu-Line to assert such a right of set off without good faith and, therefore, it is essential that the existence of this provision be kept strictly confidential.


              (p)     No Default


                      Modu-Line has complied in all material respects with the provisions of and is not in default under any contract, agreement, commitment, or instrument of lease to which it is a party.


              (q)     No Material Adverse Change

                      To the best of their knowledge, there has been no material fact or situation which would adversely affect Modu-Line, its properties, assets or business in any manner, except as set out on Schedule 4.1 (q) of Exhibit D.

                      To the best of their knowledge, all Modu-Line products currently being manufactured and sold by it conform with all applicable governmental standards, rules and regulations which, because of non-conformance therewith, would restrict the manufacture, sale or use of such products and they know of nothing which would prevent or restrict the manufacture, sale or use of said products, except as set out on Exhibit D.

                      To the best of their knowledge, there is no design or defect in any Modu-Line product or system manufactured within five (5) years prior to the date hereof which would have a material adverse effect on Modu-Line's business, except as set forth in Exhibit D.

                      Modu-Line has set up adequate reserves, in an amount set out on Schedule 4.1(q) to Exhibit D, for known and acknowledged warranty work to be performed in accord with outstanding warranties on products shipped and/or services performed prior to the Closing Date ("Warranty Reserves"). In addition, in accord with ordinary and customary operating procedures, Modu-Line anticipates expending up to $300,000 through December 31, 1999 on warranty work, whether or not under contract to do so.


              (r)     No Infringement

                      Except as disclosed at Schedule 6, no claim has been made, nor does Modu-Line know of any claim which could be made that Modu-Line is infringing or contributorily infringing any patent, trade name, trademark, service mark, copyright, or other intellectual property rights belonging to another. Similarly, to the best of their knowledge no person or firm has infringed or is infringing any patent, trade name, trademark service mark, copyright, or other intellectual property rights of Modu-Line.


              (s)     Representations and Warranties Accurate

                      To the best of their knowledge, no representation or warranty by Modu-Line herein nor any statement, certificate, contract or other material or document furnished or to be furnished to Butler pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or collectively omit or will omit to state a material fact expressly called for herein.

              (t)     Transaction will not Constitute Default

                      Except as provided in the Bank of America loan documents, copies of which have been furnished to Butler, at the Closing Date the consummation of the transactions contemplated by this Agreement and the Plan of Merger will not
                                       17
                      result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust, other agreement or instrument to which Modu-Line is a party.

              (u)     No Consents Required

                      Except as provided in the Bank of America loan documents, all properties, interests in properties, assets and rights of Modu-Line are fully transferable pursuant to this Agreement and the Plan of Merger without the necessity of consents by any others of if required, have been obtained except as disclosed on Exhibit D.

              (v)     No Broker

                      Neither Modu-Line nor any Shareholder has retained any broker, agent or finder or paid or agreed to pay any brokerage fee or commission or any finder's fee to any broker, agent or finder on account of this Agreement or Plan of Merger or any matters contemplated thereby.


              (w)     Pension and Welfare Benefit Plans

                      Modu-Line's only Pension and Welfare Benefit plans (as defined in Section 3(i) and (2) of the Employee Retirement Income Security Act of 1974 (ERISA)) are listed on Exhibit
                      D. There has been no reportable event (as defined in Section 4043 of the Employee Retirement Income Security Act of 1974 ("ERISA", no event described in Section 4062(e) or Section 4063 of ERISA and no termination or partial termination with respect to any pension plan established or maintained by Modu-Line which is subject to ERISA, and no accumulated funding deficiency (as defined in Section 302 of ERISA) exists with respect to any such plan. Modu-Line has made all contributions to fund pension benefits required to have been made and has had all required audits performed.

              (x)     True Copies

                      True copies of each contract, agreement, lease or other instrument listed in all Schedules and Exhibits hereto have been furnished to Vistawall or Butler. No material modifications of such documents shall be made prior to Closing without the prior written approval of Butler.

              (y)     Environmental Matters

                      Except as set forth in Exhibit D:

                      (1) To the best of their knowledge, Modu-Line is, and at all time has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental law which would materially affect its business. Modu-Line and its Shareholders do not have any knowledge of, nor has any of them or any other person for whose conduct they are or may be held to be responsible, received, any actual or threatened order, notice, or other communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any real estate previously owned by Modu-Line or with respect to which Modu-Line has had an interest of any actual or potential violation or failure to comply with any environmental law, or of any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any such real estate or any other properties or assets (whether real, personal, or mixed) in which Modu-Line has had an interest, or with respect to any property at or to which Hazardous Materials (as defined by any federal or state law or regulation) were generated, manufactured, refined, transferred, imported, used, or processed by Modu-Line, or any other person for whose conduct Modu-Line might be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                      (2) There are no pending or, to their knowledge any threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health, and safety liabilities or arising under or pursuant to any environmental law, with respect to or affecting any of the real estate or any other properties and assets (whether real, personal, or mixed) in which Modu-Line has or had an interest.


                      (3) They have no knowledge of, nor has any of them or any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication from any governmental body including those administering or enforcing any environmental law or other owner of any real property that relates to the distribution, generation, handling, management, processing, release, storage, transfer, transportation, treatment or use (herein "Hazardous Activity"), Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any environmental law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the Modu-Line real estate or any other properties or assets (whether real, personal, or mixed) in which Modu-Line had an interest, or with respect to any property to which hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by Modu-Line, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.


                      (4) Except as disclosed on Schedule 18, Modu-Line and the Shareholders have no knowledge of any
                               Hazardous Materials present on or in the Modu-Line real estate or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the said real estate or such adjoining property, or incorporated into any structure therein or thereon. Neither they or any other person for whose conduct they are or may be held responsible, or to the best of their knowledge, any other person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the real estate or any other properties or assets (whether real, personal, or mixed) in which Modu-Line has or had an interest except in material compliance with all applicable Environmental Laws.

                      (5) To the best of their knowledge, there has not been any release or threat of release of any Hazardous Materials at or from Modu-Line real estate or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the said real estate, or from or by any other properties and assets (whether real, personal, or mixed) in which Modu-Line has or had an interest, or any geologically or hydrologically adjoining property, whether by Modu-Line or any other person.

                       (6)     There  has  been  delivered  to  Butler  true and
                               complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Modu-Line pertaining to Hazardous Materials or Hazardous Activities in, on, or under any real estate presently owned by Modu-Line or concerning compliance by Modu-Line or any other person for whose conduct it may be held responsible with environmental laws.


          4.2  Vistawall's and Butler's

               Representations and Warranties

              Vistawall and Butler each jointly and individually represent and warrant as follows:

              (a)     Organization and Good Standing of Vistawall Windows, Inc.

                      Vistawall is duly organized, validly existing and in good standing under the laws of the state of Wisconsin, and its authorized capital is as stated in the preamble to this agreement and all of its issued and outstanding shares of capital stock are owned by Butler.

              (b)     Organization and Good Standing of Butler Manufacturing
                      Company

                      Vistawall's parent, Butler Manufacturing Company, is duly organized, validly existing and in good standing under the laws of the state of Delaware. Butler's capitalization is as stated in the preamble to this agreement and Butler has over 2,000 owners of its issued and outstanding common stock. Each outstanding share is validly issued, fully paid, non-assessable and is entitled to one vote.

              (c)     Due Authorization

                      The execution and delivery of this Agreement and the Plan of Merger to Modu-Line and the merger contemplated hereby have been duly authorized by Vistawall's board of directors and its sole shareholder, Butler, and by Butler's board of directors, and no further authorizations by shareholders or directors are required to enable Vistawall and Butler to consummate the contemplated merger.

              (d)     Butler Shares Duly Issued

                      All  shares of Butler  common  stock into which the common stock of Modu-Line is to be converted, will be, immediately after the Effective Date of the merger, duly and validly authorized and issued and fully paid and non-assessable and no shareholder of Butler or of Vistawall will have any pre-emptive right of subscription or purchase in respect thereof.

              (e)     Financial Statements

                      Butler has furnished Modu-Line copies of the following financial statements and financial information, all of which fairly state in accordance with generally accepted accounting principles consistently applied throughout the periods indicated the financial condition and results of operations of Butler:


                      (1) The balance sheet, related statement of earnings and shareholders' equity of Butler as of the fiscal years ended 1996, 1995, 1994, 1993, and
                               1992 certified by KPMG Peat Marwick, Certified Public Accountants.

                      (2) Unaudited balance sheet, related statement of earnings and shareholders equity of Butler as of
                                 March 31, 1997.


              (f)     No Material Changes

                      Except as disclosed on Exhibit 4.2(f), since December 31, 1996, there has not been any material change in Butler's or Vistawall's financial condition, assets, liabilities contingent or otherwise, or business, other than changes in the ordinary course of business, none of which has been materially adverse.


              (g)     No Broker

                      Neither Vistawall nor Butler has retained any broker, agent or finder or paid or agreed to pay any brokerage fee or commission or any finder's fee to any broker, agent or finder on account of this Agreement or the Plan of Merger or any matters contemplated thereby.

              (h)     SEC 10-K; Annual Report; Proxy Statement

                      Butler has heretofore delivered to Modu-Line and each Shareholder a copy of its Form 10-K for the fiscal year ended December 31, 1996, and of its Form 10Q for the quarter ended March 31, 1997 and of Form 8K dated April 15, 1997, which it has filed with the SEC (the "Butler Reports"). The Butler Reports incorporate by reference therein the Butler 1997 NOTICE OF ANNUAL MEETING OF
                      STOCKHOLDERS AND PROXY STATEMENT (the "Proxy Statement") and certain parts of Butler's 1996 Annual Report to Stockholders (the "Annual Report"), which incorporated documents have also been delivered to Modu-Line and the Shareholders. To the knowledge of Butler, the Butler Reports do not contain, as of the date of such Report, any untrue statement of a material fact nor does it omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Furthermore, except as otherwise disclosed in the Butler Reports, to the knowledge of Butler, Butler has experienced no material adverse change in its financial condition, properties, business or prospects since the date thereof. To the best of its knowledge the Butler Reports have been prepared in material compliance with all applicable securities laws, rules and regulations, and that the financial statements included therein have been prepared in accordance with general accepted accounting principles, consistently applied, and represent fairly the financial condition and results of operations of Butler as of the dates and for the periods covered thereby.

     4.3      Right of Inspection

              Each Constituent Corporation and Butler grants to the other, and its officers, employees, attorneys, and agents, the right, during normal business hours, to inspect its records and to consult with its officers, employees, attorneys, and agents for the purpose of determining the accuracy of the representations and warranties hereinabove made. In order to facilitate such inspection and consultation and to conclude other arrangements incident or related to the transaction each Constituent Corporation and Butler will compile and furnish such information as the other may reasonably request.


                                    ARTICLE V
                                    COVENANTS

     5.1      Modu-Line's and Shareholder's Covenants

              Modu-Line and the Shareholders agree that from the date hereof to the Closing Date of the merger Modu-Line will:

              (a)     Operate Business in Ordinary Manner

                      Operate its business only in the usual, regular, and ordinary manner so as to maintain the goodwill it now enjoys and, to the extent consistent with such operation, it will use all reasonable efforts to preserve intact its present business organization, keep available the services of its present principal officers and employees, and preserve its relationships with its suppliers, jobbers, distributors, and others having business dealings with it.

              (b)     Maintain Property

                      At its expense, maintain all its property in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted (subject, however, to the provisions of Paragraph 5.1(h)).

              (c)     Employment Contracts

                      Not enter into any management contracts of employment except in accordance with a plan or procedure approved by Butler.

              (d)     Borrowings

                      Not make any new borrowings pursuant to its existing line of credit with Bank of America or otherwise in excess of the Borrowing Base limitations as provided in the Bank documents without Butler's prior written consent.

              (e)     Capital Expenditures

                      Not enter into commitments involving capital expenditures, loans, or advances, and not voluntarily incur any contingent liability except with regard to office refurbishing and extrusion dies (neither of which shall exceed $25,000) or a crimping machine for $17,000, 85% of which will be financed through Modu-Line's existing loan facility or as may be mutually agreed to by Butler.

              (f)     Maintain Books and Records

                      Maintain its books of account and records in the usual, regular, and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis.

              (g)     Comply With Law

                      Duly comply with all laws applicable to it and to the conduct of its business.

              (h)     Insurance

                      Maintain insurance upon all its properties and with respect to the conduct of its business in such amounts and of such kinds as are in effect as of the date of this Agreement, or as the same may be added to from time to time in Modu-Line's discretion; provided, that in the event that during the period from the date hereof to and including the Closing Date any of the property or assets of Modu-Line are damaged or destroyed by fire or other casualty, the obligations of Butler, the Shareholders and of the Constituent Corporations under this Plan shall not be affected thereby, but Modu-Line shall promptly notify Butler and Vistawall in writing thereof and proceed with the repair or restoration thereof in such manner and to such extent as may be approved by Butler, and, upon the Closing Date, all proceeds of insurance and claims of every kind arising as a result of any such change or destruction shall become the property of the Surviving Corporation.

              (i)     Disposal of Assets

                      Not sell or dispose of any property or assets or engage in any activity or transaction, or encumber any property or assets, except in the usual and ordinary course of business.

              (j)     Changes to Articles of Incorporation

                      Not amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation or change in any manner the rights of its Common Stock or other securities or the character of its business.


              (k)     Stock Options

                      Not issue, reissue, or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue, reissue, or sell (upon conversion or otherwise), any shares of its capital stock, or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock.

              (l)     Dividends

                      Not declare or pay any dividends on shares of its outstanding Common Stock or make any other distribution of assets to the holders thereof as such except directors' fees paid in the ordinary course consistent with Modu-Line's past practices.


              (m)     Material Adverse Changes

                      Promptly  advise  Vistawall  and  Butler in writing of any
                      material  adverse  change  in  the  financial   condition,
                      business, or affairs of Modu-Line.

     5.2      Vistawall's and Butler's Covenants

              Vistawall and Butler agree that from the date hereof to the Effective Date of the Merger it will:

              (a)     Material Adverse Changes

                      Promptly advise Modu-Line in writing of any material adverse change in the financial condition, business or affairs of Vistawall or Butler.

                                   ARTICLE VI
                                   CONDITIONS

     6.1      Conditions to Vistawall's and Butler's Obligation to Effect the
              Merger

              The obligation of Vistawall and Butler to consummate and effect the merger hereunder
                                       25
              shall be subject to the following conditions:

              (a) Representations and Warranties True As of Close; Other Obligations Met

                      The representations and warranties of Shareholders and Modu-Line herein contained shall be true as of and at Closing Date with the same effect as though made at such date; Shareholders and Modu-Line shall have performed all obligations and complied with all covenants required by this Agreement and the Plan of Merger to be performed or complied with prior to the Closing Date of the merger; there shall not have been any development which, in the reasonable judgment of Butler, threatens to disturb the management of the Surviving Corporation; each Shareholder and Modu-Line shall have delivered to Butler a certificate dated the Closing Date of such merger to the foregoing effect.

              (b)     Director Approval

                      Butler shall have received a certified copy of the resolution adopting this Agreement and the Plan of Merger adopted by the unanimous vote of the directors of Modu-Line.


              (c)     Shareholder Approval

                      Subject to the provisions of Article VIII hereof, the holders of all of the outstanding shares of Common Stock of Modu-Line shall have voted in favor of the adoption of this Agreement and the Plan of Merger contemplated hereby.

              (d)     Transactions Acceptable to Counsel

                      All transactions contemplated hereby, and the form and substance of all legal proceedings and of all papers used or delivered hereunder, shall be reasonably acceptable to counsel for Butler.

              (e)     Consents Obtained

                      The holders of any indebtedness of Modu-Line and the lessors of any property of substantial value leased by Modu-Line and the other parties to, any material agreements to which Modu-Line is a party, shall, when and to the extent necessary, in the opinion of Butler or its counsel, have consented to the merger contemplated hereby or have waived any breach or default resulting from the consummation of the merger or any preferential or other rights they would otherwise have by reason of the merger. In determining the materiality of any agreement, Butler may take into consideration the cumulative effect of similar and related agreements.

              (f)     Registration of Butler Stock Not Required

                      Butler shall be furnished with an opinion from its counsel that the issuance of Butler's Common Stock pursuant to this Plan will not require registration under the Securities Act of 1933.

              (g)     Opinion of Counsel

                      Butler shall have received a favorable opinion, dated as of the Closing Date from The Law Offices of Tuchscherer & Smith, S.C., counsel to Modu-Line, in form and substance reasonably satisfactory to Butler and its counsel, to the effect that the corporate existence, good standing, and authorized and issued stock of Modu-Line are as stated or referred to in this Agreement and the Plan of Merger; that Modu-Line has taken all corporate actions which are conditions precedent to Modu-Line's obligations under this Agreement and the Plan of Merger; that, except as may be specified by said counsel, they do not know of any undisclosed material litigation, proceeding, or governmental investigation or labor dispute or labor trouble pending or threatened against or relating to Modu-Line or its properties or business; that all corporate and other proceedings required to be taken by or on the part of Modu-Line to authorize and to carry out this Agreement and the Plan of Merger and to effect the merger contemplated hereby have been duly and properly taken; and that this Agreement and the Plan of Merger is the valid obligation of Modu-Line, legally binding upon it in accordance with its terms.

                      Butler shall also have received such opinion of counsel as to titles to Modu-Line's properties, property interests, and assets on the Closing Date as Butler's counsel shall reasonably require. The opinions referred to in this paragraph shall also cover such other matters incident to the transaction herein contemplated as Butler and its counsel may reasonably request, including the form of all papers, the validity of all proceedings, and, if requested, shall include a statement with respect to counsel's knowledge of the practices followed by Modu-Line in acquiring title to real property. In rendering such opinion with respect to title to property, The Law Offices of Tuchscherer & Smith, S.C., may rely upon title certificates, opinions and other counsel, or other evidence which they deem satisfactory.


              (h)     Approvals Obtained

                      Any and all permits, approvals, and other actions of any authority reasonably required in the opinion of counsel for Butler for the lawful consummation of the merger as contemplated by this Agreement and the Plan of Merger shall have been obtained, and no such permit, approval, or other action shall contain any provision which in the judgment of Butler shall be unduly burdensome.


              (i)     Dissenters Rights Relinquished

                      Shareholders shall have relinquished all dissenters rights available to them under Wisconsin law.

              (j)     Investor Representation Letter

                      Each Shareholder shall have signed and delivered to Butler an Investor Representation Letter in the form set out at Exhibit F.

              (k)     Plan of Merger

                      The Plan of  Merger  at  Exhibit  A has been  approved  by
                      Shareholders   representing   all   of  the   issued   and
                      outstanding shares of Modu-Line.


              (l)     Documents Delivered

                      Each of the following documents shall have been delivered to Butler:

                      (1) Written resignations as officers and/or directors of Modu-Line of the individuals whose names are set out on Exhibit C.

                      (2) Title insurance policies brought down to the Closing Date of a title insurance company satisfactory to Butler or opinions of Modu-Line's counsel as provided in Paragraph 6.1(g) evidencing the fee simple title of Modu-Line in and to the real estate described on Schedule 12.

                       (3) Non-compete agreements from each Shareholder, as individuals, in the form of Exhibit G.


     6.2 Conditions to Modu-Line's and Shareholders' Obligation to Effect the Merger


              The obligation of Modu-Line and of the Shareholders to consummate and effect the merger hereunder shall be subject to the following conditions:

              (a) Representations and Warranties True As of Close; Other Obligations Met

                      The representations and warranties of Vistawall and Butler herein contained shall be true as of the Closing Date of the merger with the same effect as though made at such date; Vistawall and Butler shall have performed all obligations and complied with all promises required by this Agreement and the Plan of Merger to be performed or complied with by it prior to the Closing Date of the merger; there shall not have been any development which, in the reasonable judgment of Modu-Line or its Shareholders, threatens to materially disturb the business of Butler or Vistawall; and Vistawall and Butler shall have delivered to Modu-Line a certificate dated the date of the consummation of such merger and signed by its President, or one of its Vice Presidents and by its Secretary or its Treasurer to the foregoing effect.

              (b)     Director Approval

                      Modu-Line shall have received a certified copy of the resolution approving this Agreement and the Plan of Merger adopted by at least a majority vote of the Directors of Vistawall and of Butler.

              (c)     Shareholder Approval

                      Subject to the provisions of Article VIII hereof, Butler, the sole shareholder of Vistawall, shall have voted in favor of the adoption of this Agreement and the Plan of Merger and the merger contemplated hereby.

               (d)    Transactions Acceptable to Counsel

                      All transactions contemplated hereby, and the form and substance of all legal proceedings and of all papers used or delivered hereunder, shall be reasonably acceptable to counsel for the Shareholders and for Modu-Line to the extent reasonably requested by Modu-Line and the Shareholders.

              (e)     Opinion of Counsel

                      Shareholders and Modu-Line shall have received a favorable opinion, dated as of the Closing Date, from Richard O. Ballentine, Esquire, counsel for Butler, in form and substance reasonably satisfactory to Modu-Line and the Shareholders and their counsel, to the effect that the corporate existence, good standing, and authorized and issued stock of Vistawall and Butler and its consolidated subsidiaries are as stated or referred to in this Agreement and Plan of Merger;
                                       29
                      that Vistawall and Butler have taken all corporate actions which are conditions precedent to their obligations under this Agreement and the Plan of Merger; that the Butler Common Stock which is to be issued pursuant to the terms of this Agreement and the Plan of Merger has been duly authorized and, when issued and delivered pursuant to the terms hereof and the Plan of Merger will have been legally and validly issued and will be fully paid and non-assessable and no shareholder of Vistawall or Butler will have any preemptive right of subscription or purchase in respect thereof; that all corporate and other proceedings reasonably required to be taken by or on the part of Vistawall and Butler to authorize and to carry out this Agreement and the Plan and to effect the merger contemplated hereby have been duly and properly taken; that this Agreement and the Plan is the valid obligation of Vistawall and Butler, legally binding upon it in accordance with its terms.

                      Such opinion shall also cover such other matters incident to the transaction herein contemplated as Modu-Line and Shareholders and its counsel may reasonably request, including the form of all papers, and the validity of all proceedings.


              (f)     Approvals Obtained

                      Any and all permits, approvals, and other actions of any authority required in the opinion of counsel for Shareholders and for Modu-Line for the lawful consummation of the merger as contemplated by this Agreement and the Plan shall have been obtained, and no such permit, approval, or other action shall contain any provision which in the reasonable judgment of Shareholders and Modu-Line shall be unduly burdensome.


              (g)     Plan of Merger

                      The Plan of Merger at Exhibit A has been approved by all of the shares of Vistawall.


              (h)     Accountants Opinion

                      There shall have been received from Arthur Andersen, Certified Public Accountants, an opinion reasonably satisfactory to Shareholders and Modu-Line to the effect that Modu-Line shareholders receiving Butler common stock pursuant to Article II hereof will receive the same as a tax-free exchange under Section 368 of the Internal Revenue Code of 1954, as amended.

                                   ARTICLE VII
                     SHAREHOLDER APPROVAL; FILINGS; EXPENSES


     7.1      Submission to Shareholders


              Prior to the Closing, Vistawall and Modu-Line agree that this Agreement and the Plan of Merger signed by the parties hereto shall be submitted to the shareholders of each of the Constituent Corporations, as provided by law, at separate meetings called and held on such date as the Boards of Directors of the Constituent Corporations shall approve. If this Agreement and the Plan is adopted and approved at such meetings, or any adjournment or adjournments thereof, by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock, then such documents as may be required by law to accomplish the merger shall (if this Agreement and the Plan shall not have been terminated or abandoned pursuant to the provisions of Article VIII hereof) be delivered or filed with the Department of Financial Institutions of the State of Wisconsin with an Effective Date to be not later than the Closing Date. Butler, Shareholders and the Constituent Corporations shall then do all such further acts or things which may be required to accomplish the merger or which may be required by law. If this Agreement and Plan is not so adopted and approved, then this Agreement and the Plan shall terminate.

     7.2      Expenses

              If the merger contemplated hereby is consummated, Butler shall pay the fees and expenses of the Constituent Corporations' as well as the Shareholders' counsel (The Law Offices of Tuchscherer & Smith, S.C. up to an aggregate of $50,000) and of their accountants (Arthur Andersen) up to an aggregate of $10,000) and all expenses of carrying this Agreement and the Plan of Merger into effect and of accomplishing the merger. If the merger contemplated hereby is not consummated and made effective, then each Constituent Corporation, Butler and Shareholders shall bear their expenses and the fees of their respective counsel, accountants and other representatives incurred in connection with this Agreement and the Plan and in connection with all things required to be done by each of them hereunder.


                                  ARTICLE VIII
                                   TERMINATION

     8.1      Causes for Termination

              Anything contained in this Agreement and the Plan to the contrary notwithstanding, each may be terminated and the merger abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of Vistawall or Modu-Line or of both) prior to the Closing Date of the merger:

              (a) By mutual consent of Butler and the Shareholders and of the Constituent Corporations.

              (b) By Butler and Vistawall, if any of the conditions set forth in Paragraph 6.1 hereof has not been met and has not been waived.

              (c) By Shareholders and Modu-Line, if any of the conditions set forth in Paragraph 6.2 hereof has not been met and has not been waived.

              (d) By Butler and Vistawall or by Shareholders and Modu-Line, if any suit, action, or other proceeding shall be pending or threatened which, in the opinion of its counsel, materially and adversely affects the prospects of the merger.

              (e) By Butler and Vistawall, if in its opinion there shall have occurred or been threatened, for any reason, any material adverse change in the condition, financial or otherwise, of Modu-Line.

               (f) By Shareholders and Modu-Line, if in its opinion there shall have occurred or been threatened, for any reason, any material adverse change in the condition, financial or otherwise, of Vistawall or Butler.

              (g) By Butler and Vistawall or by Shareholders and Modu-Line, if the merger shall not have become effective on or before the Closing Date, unless such date is extended by the mutual consent of Butler and Shareholders.

              (h) By Butler and Vistawall, if in its opinion, any of the matters listed on Exhibit D would have a material adverse effect on the business of the Surviving Corporation or would cause the Surviving Corporation to be exposed to material contingent liabilities.


     8.2      Board of Directors to Act

              An election by a Constituent Corporation to terminate this Agreement or the Plan and abandon the merger as hereinabove provided shall be exercised on behalf of such corporation by its Board of Directors and written notice to that effect shall then be given to all other parties not less than three (3) business days thereafter. An election by Butler shall be exercised by its Chairman of the Board and by the Shareholders by Donald P. Carter.

     8.3      Agreement and Plan Void

              In the event of the termination and abandonment of this Agreement and the Plan pursuant to the provisions of Paragraphs 7.1 and 8.1 hereof, the same shall become void and have no effect, without any liability on the part of Butler, Shareholders or either of the Constituent Corporations or its directors or officers or shareholders in respect thereof except as expressly provided herein and except with regard to any confidentiality and non-disclosure agreement between the parties.

     8.4      Waiver

              Any of the terms or conditions of this Agreement and the Plan may be waived, at any time prior to the filing of the Plan with the Department of Financial Institutions of the State of Wisconsin, by any party entitled to the benefit thereof by action taken by its Board of Directors, the Executive Committee of its Board of Directors, its Chairman of the Board or its President or, in the case of the Shareholders by Donald P. Carter.

                                   ARTICLE IX
                         INDEMNIFICATION BY SHAREHOLDERS

     9.1      Nature and Survival of Representations

              Except as otherwise expressly provided in this Agreement, the representations, warranties, obligations and agreements made by Modu-Line and by its Shareholders in this Agreement, or pursuant hereto, shall be deemed individual and joint and shall survive the Closing, the merger and any investigation at any time made by or on behalf of Vistawall or Butler.

     9.2      Indemnification

              Shareholders, individually and jointly, shall defend, indemnify and hold Modu-Line, Vistawall and Butler, its agents, offices, directors, shareholders and employees harmless from and against, and will reimburse them on demand for, the amount of any loss, liability, claim, damage (including incidental and consequential damages, expenses including attorneys' fees, and costs incurred in investigating and defending against such payment or claim therefor or diminution of value, whether or not involving a third party claim (individually "Loss" and collectively "Losses") at any time after the Closing Date arising directly or indirectly out of or in connection with:

              (a)     Misrepresentation and Breaches

                      Any misrepresentation, omission, breach of warranty or nonfulfillment of any covenant, obligation or agreement on the part of Shareholders or Modu-Line under this Agreement, any Schedule, Exhibit, certificate or other instrument or document furnished or to be furnished pursuant to this Agreement, and

              (b)     Unrecorded Liabilities

                      Any Loss  arising out of any  liabilities  of Modu-Line of any
                      nature whatsoever, whether accrued, fixed, contingent or otherwise existing at, occurring prior to, or arising out of facts occurring prior to the Closing Date, to the extent not reflected or fully reserved against in Modu-Line's balance sheet prepared as of December 31, 1996 and/or April 30, 1997, or not reflected in any Exhibit or Schedule to this Agreement, and except for expenses incurred by Modu-Line after April 30, 1997 arising in the ordinary course of business.

               (c)    Taxes

                      Any Loss incurred by Butler, Vistawall or Modu-Line arising out of Modu-Line's failure or alleged failure to pay any tax or file any tax return with respect to the conduct of its business prior to the Closing Date.


     9.3      Limitations on Amount of Shareholders' Liability

              Except as provided in paragraph 9.5, Shareholders shall have no liability to Butler or Vistawall (for indemnification or otherwise) hereunder until the total of all Losses incurred by Butler, Vistawall or Modu-Line exceed in the aggregate $30,000. If such Losses exceed such amount then Shareholders shall be liable for all Losses incurred up to a maximum of $350,000, the Cash Consideration.

     9.4      Time Limitations

              If the Closing occurs, Shareholders shall have no liability to Butler or Vistawall (for indemnification or otherwise) hereunder after December 31, 1999 unless Butler or Vistawall notifies Shareholders of a claim prior to such date. The notice shall indicate the factual basis of any claim(s) in reasonable detail to the extent then known to Butler or Vistawall.


     9.5      Circumstances in which Limitations Do No Apply

          (a) The limitations of Paragraph 9.3 do not apply to an individual Shareholder with respect to claims for Losses incurred by Butler, Vistawall or Modu-Line arising out of any willful, fraudulent, or intentional breach by such Shareholder of any
                                       34
                      representations and warranties or of any covenant or obligation hereunder, and such Shareholder will be individually liable for all Losses incurred by Butler, Vistawall or Modu-Line with respect to such breaches up to the value of such Shareholder's proportionate share of the $7,350,000 of Butler stock and cash consideration received for such Shareholders Modu-Line shares (less the Shareholders' aggregate liability for Losses as to which the Shareholders are obligated to reimburse Butler by set off against the $350,000 Cash Consideration, which otherwise is to be paid by Butler on December 31, 1999) but in no event more than $1 million.


              (b) The limitations of Paragraph 9.3, 9.4 or 9.5 (a) do not apply with respect to any Shareholder's indemnification obligations under Paragraph 10.2 (c).


     9.6      Accounts Receivable and Warranty Obligations

              In addition to the obligations at Paragraph 9.2, but subject to Paragraph 9.3, Shareholders jointly and individually agree to reimburse Butler by set-off against the Cash Consideration for:

              (a)     Accounts Receivable

                      The amount of any Accounts Receivable of Modu-Line as of the Closing Date, less bad debt reserves, to the extent not fully collected after reasonable and customary collection efforts within 150 days after it first becomes due and payable. Reasonable and customary collection efforts shall not require the filing of any suit or proceeding or the placement of the account with an attorney or other professional collector. With respect to Accounts Receivable on jobs covered by a payment bond, Modu-Line shall attempt to collect on the bond. Upon such reimbursement by set-off, Butler shall cause Modu-Line to assign such uncollected accounts, and payment bonds, if applicable, to Shareholders, jointly
 .
                      Following each quarter, Butler will send a report to Donald P. Carter on behalf of the Shareholders detailing the amounts of any Accounts Receivable of Modu-Line on its books as of the Closing Date that are not fully collected.


              (b)     Warranty Obligations

                      All sums expended or reserved for by Modu-Line after the Closing Date and prior to December 31, 1999 relating to products shipped or services performed by Modu-Line prior to the Closing Date with respect to product defects, backcharges and claims whether or not under contract to do so which exceed, in the aggregate, the sum of Modu-Line's:

                      (1) Warranty Reserves as defined in Paragraph 4.1 (q) as of the Closing Date, plus

                      (2)    $300,000.

                      For purposes of Paragraph 9.4, Butler shall be deemed to have notified the Shareholders of a claim under this
                      Paragraph 9.6 (b) arising from products shipped or services performed by Modu-Line prior to the Closing Date where such claim is asserted on or prior to December 31, 1999, provided Butler presents an actual notice of such claim to the Shareholders by February 28, 2000.

                      Following each quarter, Butler will send a report to Donald P. Carter on behalf of Shareholders detailing the sums expended by or reasonably reserved for by Modu-Line during such quarter relating to products shipped or services performed by Modu-Line prior to the Closing Date with respect to product defects, backcharges and claims as indicated above.

     9.7      Security.

              The Cash Consideration for Modu-Line stock to be paid on February 28, 2000 pursuant to Paragraphs 2.4 and 2.6 shall serve as security for the Shareholders' obligations under this Article IX. Subject to Article XI, at any time prior to payment of said Cash Consideration to Shareholders, Butler may apply all or any portion of said amount to pay, settle or discharge any claim with respect to such obligations, along with all reasonable costs and expenses incident thereto.

              Following each quarter, Butler will send a report to Donald P. Carter on behalf of the Shareholders detailing the amounts of the Cash Consideration applied pursuant to this Paragraph 9.7 to pay, settle or discharge any claim with respect to the Shareholders' obligations under this Article IX.

     9.8      Exclusive Remedies

              The remedies provided in this Article IX shall be the exclusive remedies available to Vistawall and Butler and all such remedies shall be limited to monetary losses only, net of any insurance proceeds or payments from any other responsible parties or sources (after deduction of Butler's and Vistawall's costs in collecting such amounts and other costs due to such recoveries such as premium adjustments and indemnification obligations). Nothing herein however shall limit Butler's rights with respect to the Non-Competition Agreements delivered to Butler at the Closing.

                                    ARTICLE X
                     INDEMNIFICATION BY VISTAWALL AND BUTLER

10.1     Nature and Survival of Representations

         All representations, warranties, obligations and agreements made by Vistawall and Butler in this Agreement, or pursuant hereto, shall be deemed individual and joint and shall survive the closing, the merger and any investigation at any time made by or on behalf of Modu-Line or its Shareholders.

10.2     Indemnification

         Vistawall and Butler, individually and jointly, shall defend, indemnify and hold Shareholders harmless from and against, and will reimburse them on demand for, the amount of any loss, liability, claim, damage (including incidental and consequential damages expense including attorneys' fees and costs incurred in investigating and defending against such payment or claim therefor or diminution of value, whether or not involving a third party claim (individually "Loss" and collectively "Losses") at any time after the Closing Date arising directly or indirectly out of or in connection with:


         (a)      Misrepresentation and Breaches

                  Any misrepresentation, omission, breach of warranty or nonfulfillment of any covenant, obligation or agreement on the part of Vistawall or Butler under this Agreement, any Schedule, Exhibit, certificate or other instrument or document furnished or to be furnished pursuant to this Agreement, and

         (b)      Unrecorded Liabilities

                  Any Loss arising out of any liabilities of Vistawall or Butler of any nature whatsoever, whether accrued, fixed, contingent or otherwise existing at, occurring prior to, or arising out of facts occurring prior to the Closing Date, to the extent not reflected or fully reserved against in Vistawall's or Butler's audited balance sheet prepared as of December 31, 1996, or unaudited balance sheet as of March 31, 1997, or not reflected in any Exhibit or Schedule to this Agreement, and except for expenses incurred by Butler or Vistawall after December 31, 1996 arising in the ordinary course of business.


         (c)      Registration Statement Disclosures

                  With respect to Article XIII, Butler agrees to indemnify and hold harmless any selling Shareholder and each underwriter of such Shares against any losses, claims, damages or liabilities, joint or several, to which such selling Shareholder or underwriter may become subject under the Act or other securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of any material facts contained in the Registration as amended on the effective date of such Registration or such amendment, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading, and will reimburse each selling Shareholder and each underwriter for any legal or other expenses reasonably incurred by such selling Shareholder or underwriter in connection with investigating or defending against any such loss, claim, damage, liability or action; provided, however, that Butler shall not be liable in any such case to a selling Shareholder or underwriter or other person to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in the Registration as amended in reliance upon information furnished to Butler by the Shareholder's agent or by any selling Shareholder or underwriter. Each selling Shareholder shall indemnify and hold harmless Butler, each officer and director of Butler, and each person, if any, who controls Butler against any losses, claims, damages or liabilities which Butler or such underwriter or other person may become subject under the Act or any securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statements or omissions made in the Registration which are furnished to Butler by such selling Shareholder, his underwriter(s) or his Agent(s) for use therein and with respect to untrue statements or omissions made by such selling Shareholder or his underwriter(s) in connection with the offer or sale of the security and which are not contained in or authorized by the current prospectus for such Registration, and will reimburse Butler and each such other person for any legal or any other expenses reasonably incurred by Butler or such other person in connection with investigating or defending against any such loss, claim, damage, liability or action. Any person obligated hereunder to indemnify and hold harmless another may participate with counsel of its choice in the defense of any action relating thereto, and, with the consent of such other person to the choice of counsel (which shall not be unreasonably withheld), may assume and control such defense; provided, that such person shall not be liable for any settlement of any such claim or action affected without a consent.


10.3     Limitations on Amount of Vistawall's and Butler's Liability

         Vistawall and Butler shall have no liability to Shareholders (for indemnification or otherwise) hereunder until the total of all Losses incurred by Shareholders exceeds in the aggregate $30,000. If such Losses exceed such amount then Vistawall and/or Butler shall be liable for all Losses incurred up to a maximum of $350,000.


10.4     Time Limitations

         If the Closing occurs, Vistawall and Butler shall have no liability to Shareholders (for indemnification or otherwise) hereunder after December 31, 1999 unless Shareholders notify Butler or Vistawall of a claim prior to such date. The notice shall indicate the factual basis of any claim(s) in reasonable detail to the extent then known to Shareholders.


10.5     Circumstances in Which Limitations Do Not Apply

         (a) The limitations of Paragraph 10.3 do not apply with respect to claims for damages incurred by a Shareholder arising out of any willful, fraudulent or intentional breach of any of the Butler or Vistawall's representations and warranties or of any covenant or obligation, and Butler and Vistawall will be jointly and individually liable for all damages incurred by any Shareholder at any time with respect to such breaches up to the value of such Shareholder's proportionate share of the $7,350,000 of Butler stock and cash consideration received for such Shareholder's Modu-Line shares but in no event more than $1 million per Shareholder.

         (b)   The limitations of Paragraph 10.3, 10.4 and 10.5 (a) do not apply
               with  respect  to  Butler's  indemnification   obligations  under
               Paragraph 10.2 (c).


10.6     Exclusive Remedies

         The remedies provided in this Article X shall be the exclusive remedies available to Shareholders and all such remedies shall be limited to monetary damages only, net of any insurance proceeds or payments from any other responsible parties or sources (after deduction of Butler's and Vistawall's costs in collecting such amounts and other costs due to such recoveries such as premium adjustments and indemnification obligations).


                                   ARTICLE XI
                          PROCEDURE FOR INDEMNIFICATION


11.1     Third Party Claims

               (a)  Promptly  after  receipt  by  an  indemnified   party  under
                    Paragraphs 9.2 or 10.2 of notice of any third party claim against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Paragraph, give notice as provided in Paragraph 14.3 to the indemnifying party of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.


               (b) If any claim referred to in Paragraph 11.1(a) is brought against an indemnified party and it gives notice to the indemnifying party of such claim, the indemnifying party will be entitled to participate in such claim and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such claim and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such claim and provide indemnification with respect to such claim), to assume the defense of such claim with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the indemnified party in connection with the defense of such claim, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a claim, (i) it will be conclusively established for purposes of this Agreement that the matters alleged in that claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of legal requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any claim with respect to which the indemnifying party will be entitled to participate, and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such claim, the indemnifying party will be bound by any determination made in such claim or any compromise or settlement effected by the indemnified party but such determination shall not establish that there is a right to indemnification which right the indemnified party must separately establish.

              (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its
                    affiliates  other  than as a result  of  monetary   damages
                    for which it would be entitled to indemnification, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such claim, but the indemnifying party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

11.2     Other Claims.

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought. Each party shall make reasonable efforts to promptly notify the other with respect to claims for indemnification but failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates by clear and convincing evidence that it has been prejudiced by the indemnifying party's failure to give such notice.

                                   ARTICLE XII
                             SHAREHOLDER AGREEMENTS

12.1     Covenant Not to Compete.

         Modu-Line shall procure non-compete agreements from each Shareholder, as individuals, in the form of Exhibit G. Said covenants have not been separately bargained for and are incidental to this Agreement.

                                  ARTICLE XIII
                               REGISTRATION RIGHTS

To provide all of the Shareholders (hereinafter in this Article XIII "Shareholders" or "Shareholder") the opportunity under certain circumstances to sell shares of Butler Common Stock received by the Shareholders pursuant to the Merger plus such additional shares or securities received for or acquired with respect to such Butler Common Stock pursuant to any stock split, stock dividend, merger, reorganization, or similar transaction (hereinafter collectively referred to as the "Shares"), Butler agrees with the Shareholders as follows:

13.1     Registration

         Within 10 business days after the Closing Date, Butler shall use its commercially reasonable efforts to cause a registration statement on Form S-3 to be filed with the Securities
                                       41
         and Exchange Commission (the "Registration") under the Securities Act of 1933 (the "ACT"). The Registration will cover all of the Shares. The offering described in the Registration will be such that the Shares may be publicly sold within the United States in brokers' transactions within the meaning of Section 4 (4) of the Act or in transactions directly with a market maker at market prices prevailing at the time of such sales plus or minus any usual or customary brokers' commissions or discounts. The Registration shall contain such other information, including information as to each of the Shareholders, as Butler deems necessary and appropriate to satisfy applicable law. Butler shall use its commercially reasonable efforts to keep the Registration current until (a) one (1) year subsequemnt to the Effective Date, measured from the Closing Date, at which time Butler may terminate the Registration.

13.2     Shareholders' Agent

         The Shareholders hereby appoint Donald P. Carter with full power of substitution as Agent for all and each of the Shareholders for purposes of this Article XIII. Butler shall be entitled to rely upon, but shall not be obligated to act upon, any advice, instruction, direction or submission of information, whether written or oral, submitted by such Agent for the purpose of filing and maintaining the Registration. If the Agent resigns or otherwise refuses to act, Butler shall give written notice to each of the remaining Shareholders at their last known address and Butler's obligations hereunder shall be suspended until the Shareholders appoint in writing another Agent who is willing to act.


13.3     Cooperation from Shareholders and Agents

         The obligations of Butler to file and maintain the Registration as herein specified are specifically subject to the obligations of the Shareholders and their Agents to furnish to the Company such reasonable information, documents, writings, covenants, agreements or assurances which Butler deems necessary or desirable to the fulfillment of its obligations under this Article XIII.


13.4     Expenses

         Expenses incurred by Butler in connection with the filing and maintenance of the Registration including registration and filing fees, printing expenses, fees and disbursements of Butler counsel and accountants and Blue Sky filing fees for the filing in the states of Texas, Kentucky, Indiana, Illinois, Kansas, Missouri and New York, North Carolina and California (the "Specified States") shall be borne by Butler. The Shareholders shall bear all other expenses in connection with the Registration or subsequent distribution of the Shares, including but not limited to, all fees and disbursements for their own respective accountants, legal counsel, underwriting fees, underwriting or brokerage discounts and commissions, any expenses of their brokers or underwriters that are not borne directly or indirectly by such brokers or underwritings, transfer taxes on the sale of the Shares, and any Blue Sky filing fees for states other than the Specified States.

13.5     Non-assignability of Registration Rights

         No registration rights granted under this Article shall, by operation of law or otherwise, be transferable or assignable or subject to any encumbrance, pledge, hypothecation or charge of any nature, except that: (i) in the event of the death of a Shareholder, the Shareholder's registration rights may pass, as provided by law, to the legal representatives of the Shareholder; and (ii) any Shareholder may assign the registration rights to a revocable trust of which he or she is the sole grantor and sole beneficiary.

13.6     Notice Prior to Sale and Permitted Delays

         The Shareholders agree that subsequent to the effective date of the Registration, all sales thereunder shall only be made in accordance with the provisions of a current prospectus or pursuant to an exemption from registration under the Securities Act of 1933, as amended and any applicable state Blue Sky law ("Exemption"). A Shareholder who wishes to sell pursuant to an Exemption shall furnish to Butler prior to such sale such information, and if requested, an opinion of counsel, as may be satisfactory to Butler to the effect that Shareholder's proposed transaction is exempt from registration under the Securities Act of 1933 as amended and any applicable state Blue Sky Law. Shareholders further agree that each will deliver to Butler ten (10) days in advance of any sale pursuant to the Registration, a written notice of intent to sell. The notice shall specify the number of shares to be sold, the name and address and telephone number of the selling shareholder and the name, address and telephone number of the broker to whom or through whom the selling Shareholder intends to deal. Butler shall use its best efforts to respond to such notice immediately upon delivery. Should a favorable response be received or should no response be received within the ten (10) day period, then the selling Shareholder may proceed with the contemplated sale; provided, however, the Shareholder shall complete such sale within ten (10) days from the date of Butler's advice, or if such advice is not received within the ten (10) days following the delivery of the Shareholder's notice, within twenty (20) days from the date of delivery of such notice. If Butler has an objection to the proposed sale by the selling Shareholder, Butler will specify the reason for the objection and deliver the same to the selling Shareholder on or before the tenth (10th) day following the date of delivery of the Shareholder's notice. Upon receipt of notice of such objection, the Shareholder will delay the proposed sale until Butler rescinds its objection. Butler may issue an objection for any valid business or legal reason; provided that Butler agrees that it shall use commercially reasonable efforts to remove the objection within a reasonable period of time, consistent with the business or legal reasons for the objection. All selling Shareholders will immediately advise Butler as soon as any sale is consummated.

13.7     Annual Reports

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

         Butler agrees to timely file all annual and periodic reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended until the Third Anniversary of the Effective Date.

                                   ARTICLE XIV
                                ENTIRE AGREEMENT
                              COUNTERPARTS, NOTICES

14.1     Entire Agreement

         This Agreement and the Plan embody the entire agreement between the parties and there are no agreements, understandings, representations, or warranties between the parties other than those set forth herein or herein provided for.

14.2     Counterparts

         Any number of counterparts of this Agreement and the Plan may be executed and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one instrument.

14.3     Notices

         Any notice or other communication under or in connection with this Agreement or the Plan shall be in writing and, if to Vistawall or Butler, shall be addressed, to Richard O. Ballentine, Corporate Secretary, c/o Butler Manufacturing Company, BMA Tower, P. 0. Box 917, Kansas City, Missouri 64141, and shall be effective when delivered to that address; and, if to Shareholders, shall be addressed to Donald P. Carter, 434 Stable Lane, Lake Forest, Illinois 60645, with a copy to Attorney Konrad T. Tuchscherer, Tuchscherer & Smith, S.C., P. O. Box 1185, Wausau, Wisconsin 54402-1185, and shall be effective as to each Shareholder when delivered to those addresses; or, in the case of notices or communications to either Constituent Corporation, to such other address as it shall have designated by notice to the other.

14.4     Public Announcement

         Any public announcement or similar publicity with respect to this Agreement or the Plan will be issued, if at all, at such time and in such manner as the parties so agree. Unless consented to by Shareholders in advance or required by NYSE or SEC Regulations, all the parties shall cause this Agreement to be kept strictly confidential and may not make any disclosure of this Agreement to any person. The parties will consult with each other concerning the means by which Modu-Line's employees, customers and suppliers and others having dealings with Modu-Line will be informed of the contemplated transactions, and Vistawall and/or Butler will have the right to be present for any such communication.

                                   ARTICLE XV
                                   ARBITRATION

15.1     Settlement of Disputes

         If the parties hereto are unable to resolve any dispute by amicable negotiation, such dispute shall be settled in the City of Chicago, Illinois by binding arbitration in accordance with the rules of the American Arbitration Association from time to time in force by three arbitrators. The Shareholders as a group shall appoint one arbitrator, and Vistawall/Butler shall appoint one arbitrator. The two arbitrators thus appointed shall choose the third arbitrator, who shall act as the presiding arbitrator. The parties hereto each hereby irrevocably waive the right to submit such disputes, or to appeal, to any court. This submission and agreement to arbitrate shall be specifically enforceable. Any award rendered by an arbitration tribunal shall be accompanied by findings of fact and conclusions of law and the award shall be final and binding on the parties and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrators may find that the claim or defense of a party is frivolous. In that case, all costs and expenses, including reasonable attorney fees, shall be assessed against that party.


IN WITNESS WHEREOF, this Agreement and the Plan of Merger have been signed on behalf of Vistawall and Butler by its President or one of its Vice Presidents and by its Secretary or an Assistant Secretary and on behalf of Modu-Line by its President and by its Secretary or an Assistant Secretary, under their respective corporate seals, and by each Shareholder individually as of the date and year first above written.



Vistawall Windows, Inc. ("Vistawall")  Modu-Line Windows, Inc. ("Modu-Line")


-------------------------------        -----------------------------------------
President                              President

         Attest:                               Attest:
                  -------------------                   ------------------------
                  Secretary                             Secretary


Butler Manufacturing Company ("Butler")  Shareholders

                                     Donald P. Carter Trust

_______________________________      By -------------------------------
President                            Donald P. Carter Trustee

     Attest:                         ----------------------------------
              ___________________    C. Craig Caudill
              Secretary
                                     ----------------------------------
                                     Robert McFarland

                                     ----------------------------------
                                     Frank A. Rossi

                                     ----------------------------------
                                     William D. Andrews

                                     Michael J. Lane Trust

                                     By_______________________________
                                     Michael J. Lane Trustee

                                     ---------------------------------
                                     Ted E. Gaty, III

                                     ---------------------------------
                                     Annabelle T. Gaty

Donald P. Carter hereby guarantees, without limitation, the obligations of the Donald P. Carter Trust under this Agreement.

                                      -----------------------------------
                                      Donald P. Carter



Michael J. Lane hereby guarantees, without limitation, the obligations of the Michael J. Lane Trust under this Agreement.

                                      -----------------------------------
                                      Michael J. Lane